June 17, 2026
Matthew Friend
Address on file with the Company
Re:    Transition
Dear Matt:
This letter memorializes our recent discussions and understanding regarding your transition and separation of employment from NIKE, Inc. (the “Company”).
1.    Transition and Separation. Your service as Executive Vice President and Chief Financial Officer and as an officer of the Company will continue through August 16, 2026, or such other date as shall be agreed between the parties hereto. Effective as of the date immediately following such date (the “Transition Date”) you will begin serving as an advisor to the President and Chief Executive Officer of the Company and shall be a non-executive employee of the Company in that role through September 4, 2026 (the “Separation Date”).
During the advisory period between the Transition Date and Separation Date (the “Transition Period”), you will reasonably cooperate with the Company in accomplishing a smooth and orderly transition of your prior responsibilities as Executive Vice President and Chief Financial Officer to other employees of the Company, particularly including pending matters of which you have the principal knowledge and background information, and you will work as reasonably necessary to ensure an orderly transition, including coming into the office as needed. The parties agree and acknowledge that the prior sentence reflects your duties during the Transition Period for purposes of any agreement, arrangement, plan or policy between you and the Company or any affiliate thereof.
Nothing in this letter alters the employment-at-will relationship between the Company and you. You are expected to follow all Company policies and procedures through the Separation Date.

Matthew Friend	-2-

2.    Compensation and Benefits. For the remainder of the term of your employment through the Separation Date, your annual base salary and employee benefit plan eligibility will remain unchanged. Your separation of employment from the Company on the Separation Date will be treated in accordance with the provisions of Section 2.a. of the NIKE, Inc. Restricted Stock Unit Agreement, Section 2.b. of the NIKE, Inc. Option Agreement, and Section 3.a. of the NIKE, Inc. Performance-Based Restricted Stock Unit Agreement (or such similar section, as applicable, in any other award agreement under the NIKE, Inc. Stock Incentive Plan) (the “Equity Treatment”).
3.    Severance Benefits. Your separation of employment from the Company on the Separation Date will be treated as a Qualifying Termination for purposes of the NIKE, Inc. Executive Severance Pay Plan (the “Severance Plan”). As long as you timely sign and do not rescind the Release of Claims substantially in the form attached as Appendix II to the Severance Plan (the “Release Requirement”) and attached hereto as an Appendix, you will be entitled to receive the Severance Benefits (as defined in the Severance Plan), as applicable, in accordance with the Severance Plan. For the avoidance of doubt, in accordance with and subject to the terms and conditions set forth in the Severance Plan, any Severance Benefits for which you are eligible to receive under the Severance Plan will be reduced by any pay or benefits to which you would otherwise be entitled under any restrictive covenant agreement (including the Noncompetition Agreement, as defined below) or provision, general severance policy or severance plan maintained by the Company or any other agreement between you and the Company that entitles you to a payment in connection with a termination of employment or as consideration for complying with such restrictive covenant, excluding (i) any payment or award under the NIKE, Inc. Stock Incentive Plan, (ii) the Transition Benefit (as defined below), or (iii) any other standard benefit arrangement or plan that similarly-situated executives are otherwise eligible to participate in during the normal ordinary course of employment (e.g., the NIKE, Inc. Deferred Compensation Plan or NIKE, Inc. 401(k) Plan). For the avoidance of doubt, the exclusions in clauses (i)–(iii) above govern the calculation of the Non-Duplication of Benefits under Section 3.1 of the Severance Plan as applied to your Severance Benefits.
4.    Covenant Not to Compete. The Covenant Not to Compete and Non-Disclosure Agreement by and between you and the Company, dated on or around February 13, 2020 (the “Noncompetition Agreement”) will remain in full force and effect pursuant to its terms. The Restriction Period thereunder will commence on the Separation Date, and you will be eligible to receive the benefits payable under the Noncompetition Agreement upon the Company’s termination of your employment and enforcement of such agreement in accordance with its terms (the “Non-Compete Payments”).
5.    Transition Benefit. Subject to your continuous employment through the Separation Date and satisfaction of the Release Requirement, you will be entitled to receive a one-time lump

Matthew Friend	-3-

sum payment equal to two million dollars ($2,000,000.00) (the “Transition Benefit”) in consideration for your services and assistance with the transition of your role through the Separation Date, which will be payable on the first standard payroll following the Release Effective Date (as defined in the Severance Plan). Upon death or Disability (as defined under the NIKE, Inc. Stock Incentive Plan) on or after August 1, 2026 and prior to the Separation Date, the Transition Benefit shall be paid to you or your beneficiaries, as applicable, and the Release Requirement may be waived under circumstances of incapacitation.
6.    General Provisions. If the Company terminates your employment without Cause (as defined under the Severance Plan) for any reason prior to September 4, 2026 and the Release Requirement is satisfied, then the date of such termination will be deemed the Separation Date for purposes of this letter and you will be eligible for the benefits described herein, including, but not limited to, the Compensation and Benefits described in Section 2, Severance Benefits described in Section 3, and Transition Benefit described in Section 5; provided, however, if the Separation Date is prior to August 1, 2026, then you shall forfeit the Transition Benefit. This letter, together with the Severance Plan, the Noncompetition Agreement and the Employee Invention and Secrecy Agreement, effective on or around April 1, 2020, which will remain in full force and effect pursuant to its terms, constitutes the entire agreement of the parties related to the subject matter hereof. No waiver, amendment, modification or cancellation of any term or condition of this letter will be effective unless executed in writing by both the Company and you. This letter may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same. This letter will be governed by Oregon law, without reference to principles of conflict of laws.
*    *    *

Sincerely,
NIKE, Inc.

By:    /s/ Elliott Hill
Name:    Elliott Hill
Title:    President & Chief Executive Officer

By:    /s/ Matthew Friend
Name: Matthew Friend
[Signature Page to Matthew Friend Transition Letter]